SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [  ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

Nuveen Investments, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ]	Fee paid previously with preliminary materials:

[ ]
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The following communication was distributed to certain employees of the Company on June 20, 2007.

KEY MESSAGES

1.	Let me summarize the transaction:
-	Nuveen Investments has agreed to an all-cash buyout offer from a group majority-led by Madison Dearborn Partners.
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Nuveen Investments’ shareholders will receive $65 per share. This is a premium of 20 percent on the closing price on June 19, 2007; and represents a 26 percent premium to the 90-day average closing price of $51.56 and a 16 percent premium to Nelson’s all-time intra-day high of $56.20, which it reached on January 11, 2007.

-	The transaction is valued at $6.3 billion, comprising equity value of approximately $5.8 billion and existing debt of $550 million.
-	The transaction is anticipated to be completed by the end of the year, subject to customary conditions.

2.	The transaction reflects Nuveen Investments’ strength as a diversified, high-quality investment management firm with substantial capabilities.
-	With a 109-year history, Nuveen Investments is one of the best known, most highly trusted brands in the investment management industry.
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We have a multi-boutique operating model built around a group of independent, high-quality  and deeply specialized investment teams: Nuveen, fixed income; NWQ, value equities; Tradewinds, global equities; Symphony, alternatives, core equities and structured investments; Rittenhouse, “blue chip” growth equities; Santa Barbara, growth equities; and Nuveen Hyde Park, enhanced equities.

-	We have a broad product offering, including leadership positions in closed end funds and retail managed accounts, and rapidly growing institutional and mutual fund businesses.
-	We possess strong distribution capabilities focused on serving the needs of our high net worth and institutional clients.
-	We have a deep, highly talented and committed management team with a proven track record of delivering strong organic growth and successfully acquiring and growing high-caliber investment teams.
-	We have consistently delivered strong financial results: a 21% compounded annual growth rate over the last 20 years – with two thirds of the growth organic; and industry-leading profit margins

3.	This transaction is a “growth buyout” – We are staying the course and not changing our strategy.
-	Our highest commitment remains to continue meeting the needs of our institutional and individual clients as well as the consultants and financial advisors who serve them.
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We remain committed to the success of our multi-boutique operating model that supports independent investment and research teams and leverages shared resources in distribution, service, operations and administration.

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We will continue to build out our institutional and mutual fund businesses while growing our leadership positions in closed end funds and retail managed accounts through a combination of both organic initiatives and targeted acquisitions.

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This transaction is not driven by operating synergies or cost reductions: there are no such anticipated savings, changes in employee compensation or benefits or personnel changes as part of this transaction. This transaction actually creates a unique opportunity to accelerate our investments in the business.

-	It is also not a roll-up or consolidation play, although we will continue our existing strategy of selectively acquiring capabilities that can help us accelerate our strategic development.

4.	Not only will we adhere to our current strategies, the buyout will help accelerate our implementation of them.
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In a private environment, this transaction will enable us to invest at a faster pace - to develop new investment capabilities and products, build out our institutional and mutual fund businesses, continue to expand our leadership in closed end funds and retail managed accounts and enhance our investment teams, client service teams and operational infrastructure.

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This transaction also creates an opportunity to accelerate the growth of our traditional Nuveen Investments’ branded business, which over the last few years has lagged the growth of our other investment teams.

-	This ownership structure will also help us attract and retain top talent through management ownership participation and the implementation of anticipated incremental long-term incentive opportunities.
-	Finally, our new equity investors will help strengthen important institutional and distribution relationships and provide important capabilities to augment our business development efforts.

5.	We are excited about our new equity investors, who can assist us in many ways.
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Madison Dearborn Parnters has a history of providing support for growing companies such as ours and is very committed to our strategy, operating model and people. Teamed with them, we’ll have a marquee partner with institutional relationships and enhanced access to business development capabilities and capital, all of which will enhance our ability to grow organically and through acquisitions.

-	The equity partners participating in this transaction are our long-term business partners and have a deep knowledgeable of our business.

6.	While Nuveen will be more leveraged, we believe the leverage is completely manageable.
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There will be more leverage, but not to a point where we have undue risk. We and Madison Dearborn Partners believe the cash flows from our business will be more than adequate to support our reinvestment needs.

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We have also structured the transaction appropriately. The leverage we’re using is significantly less than lenders were willing to extend; and we have also structured the debt with terms that provide flexibility.

–	The bottom line is that the increased leverage will not compromise the investments required to support our long-term success.
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Rather, going private will allow us to accelerate the rate of strategic investment which would be more challenging in the public market where there is a greater focus on short-term quarter-to-quarter results.

7.	The management team that developed and implemented our successful strategies will remain in place to take Nuveen Investments through its next phase of development.
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Effective July 1, John Amboian, Nuveen Investments’ President and Director since 1999, will succeed Tim Schwertfeger as chief executive officer. Tim will become the non-executive chairman of the Nuveen Investments’ corporate board and will remain the chairman of the Nuveen Investments’ fund board. He will continue to help shape Nuveen Investments’ strategic development .

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Tim has been with Nuveen Investments for 30 years and played a fundamental role in creating the firm as it is today. He has built a deep and talented team across Nuveen Investments and this transaction is a natural point to begin the transition to the next generation of management.

–	The management team supports the growth buyout and is expected to have an ownership interest under the new ownership structure.
–	There are no planned key executive departures as a result of this transaction.
–	We believe this new ownership structure will help us attract and retain the most talented executives and investment managers in the industry.

8.	All of Nuveen Investments’ stakeholders benefit from this transaction.
-	We remain committed to meeting the needs of our institutional and high net worth clients and the consultants and advisors who serve them
-	Shareholders have enjoyed a high-growth period and will receive a premium of 20 percent to the closing price on June 19, 2007 and 16 percent higher than the stock has ever traded.
-	Associates and employees will be part of a company entering a new era of long—term growth and development.

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IMPORTANT LEGAL INFORMATION

Nuveen Investments, Inc. (Nuveen) intends to file with the SEC a proxy statement and other related documents regarding the proposed transaction described in this communication.  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER RELATED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NUVEEN, THE PROPOSED TRANSACTION AND RELATED MATTERS.  A definitive proxy statement will be sent to holders of Nuveen’s common stock seeking their approval of the proposed transaction.  This communication is not a solicitation of a proxy from any security holder of Nuveen.

Investors will be able to obtain the proxy statement and the other related documents (when they become available) and other documents filed with the SEC free of charge at the SEC’s website at www.sec.gov.  In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge by directing a request to Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606, Attention of Corporate Secretary.

Nuveen, its directors and executive officers and certain other persons may be deemed to be participants in the solicitation of  proxies in respect of the proposed transaction.  Such persons may have interests in the proposed transaction, including as a result of holding options or shares of Nuveen’s common stock.  Information regarding Nuveen’s directors and executive officers is available in the proxy statement filed with the SEC by Nuveen on April 6, 2007.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC.